UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THE GEO GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Dear Shareholders:

In advance of the 2016 Annual Meeting of Shareholders of The GEO Group, Inc. (“GEO” or the “Company”) and in connection with a series of discussions we have had with some of our shareholders regarding proxy access, our Board of Directors (the “Board”) and GEO senior management have agreed to undergo a consultation process with shareholders to amend the Company’s Bylaws before the next annual meeting of shareholders in 2017 or sooner in order to adopt “proxy access” provisions that are generally in-line with the following guidelines:

A shareholder, or a to be determined number of shareholders forming a group, who has/have owned three percent or more of the Company’s outstanding common stock continuously for a consecutive period of three years or longer may nominate directors to be included in the Company’s proxy materials not to exceed 20 percent of the seats on the Company’s Board.

The Board and GEO’s senior management intends to begin its internal process on this issue by submitting proxy access in-line with the guidelines discussed above to the Company’s Nominating & Corporate Governance Committee for their consideration at their upcoming Nominating & Corporate Governance Committee meeting in July 2016.

We value our conversations and engagement efforts with our shareholders and we look forward to consulting with you and other shareholders in order to implement “proxy access” provisions in the Company’s Bylaws before the next annual meeting of GEO shareholders.

We appreciate your investment and support. We urge our shareholders to cast a vote “AGAINST” Proposal 5, the shareholder proposal regarding proxy access.

Sincerely,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary